Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-75512

PROSPECTUS SUPPLEMENT NO. 2 DATED MARCH 1, 2004

TO

PROSPECTUS DATED JANUARY 8, 2004

RELM WIRELESS CORPORATION

3,191,250 Shares of Common Stock

Underlying Common Stock Purchase Warrants

And

555,000 Shares of Common Stock Underlying

a Standby Underwriter’s Option

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) supplements our prospectus dated January 8, 2004, as supplemented by Prospectus Supplement No. 1 dated January 8, 2004 (collectively, the “Prospectus”), relating to the initial issuance and sale of up to 3,191,250 shares of our common stock upon the exercise of warrants (as described in the Prospectus) that we issued in connection with our public rights offering completed on March 22, 2002 and the resale by the standby underwriter of our 2002 public rights offering for its own account of up to 555,000 shares of our common stock that are issuable to the standby underwriter upon exercise of an option (as described in the Prospectus) we granted to it in connection with our 2002 public rights offering.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.  This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus.  Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

On February 27, 2004, we furnished to the Securities and Exchange Commission the attached Current Report on Form 8-K.

SEE “RISK FACTORS” SET FORTH IN THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 1, 2004.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 24, 2004

RELM Wireless Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-07336	59-34862971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7100 Technology Drive, West Melbourne, FL 32904

(Address of Principal Executive Office) (Zip Code)

(321) 984-1414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Item 5.     Other Events and Regulation FD Disclosure

On February 24, 2004, RELM Wireless Corporation (the “Company”) entered into a loan modification agreement together with RELM Communications, Inc. with Silicon Valley Bank increasing the Company’s line of credit from $2,500,000 to $3,500,000 and extending the maturity date from August 29, 2004 to January 1, 2005. A copy of the Loan Modification Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company issued a press release announcing this event on February 24, 2004, a copy of which is attached as Exhibit 99.2

Item 7.     Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.	Exhibit Description
99.1	Loan Modification Agreement dated February 24, 2004, among RELM Wireless Corporation and Relm Communications, Inc., as borrower, and Silicon Valley Bank, as lender
99.2	Press Release issued by the Company on February 24, 2004
99.3	Press Release issued by the Company on February 25, 2004

Item 12.   Results of Operations and Financial Condition

On February 25, 2004, the Company issued a press release announcing its operating results for the fourth quarter and year ended December 31, 2003.  A copy of the press release is attached as Exhibit 99.3

The information in this Form 8-K and Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RELM WIRELESS CORPORATION
(Registrant)

Date: February 26, 2004	By:	/s/ WILLIAM P. KELLY
William P. Kelly Executive Vice President – Finance and Chief Financial Officer